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                                                                   EXHIBIT 99.02

                              CERIDIAN CORPORATION
                            PERSONAL INVESTMENT PLAN

                         FIRST DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan (the "Plan"), as restated effective generally as of January 1, 2001, the undersigned hereby amends the Plan in the manner set forth below to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and Treasury Regulations. Except as this amendment provide otherwise, this amendment will be effective as of the first day of the first plan year beginning after December 31, 2001. This amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.


I. Effective for limitation years beginning after December 31, 2001, except to the extent permitted under Section XII of this amendment and Code section 414(v), the annual addition that may be contributed or allocated to a participant's account under the Plan for any limitation year will not exceed the lesser of:

         A. $40,000, as adjusted for increases in the cost-of-living under Code section 415(d), or
         B. 100 percent of the participant's compensation, within the meaning of Code section 415(c)(3) for the limitation year. The compensation limit referred to in this clause (b) will not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or 419A(f)(2)) that is otherwise treated as an annual addition.

II. The Eligible Earnings and Testing Wages of a participant taken into account for any Plan Year beginning after December 31, 2001, will not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to Eligible Earnings and Testing Wages for the determination period that begins with or within such calendar year.

III. The term "key employee" means any employee or former employee (including any deceased employee) who, at any time during the Plan Year that includes the determination date, was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31,
         2002), a 5-percent owner of the employer, or a 1- percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Code section 415(c)(3). The determination of key employees will be made in accordance with Code section 416(i)(1) of the Code and Treasury Regulations.





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IV.      In determining if the Plan is a top-heavy plan, the present values of accrued benefits and the amounts of account balances of an employee as of the determination date will be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence will also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). If a distribution is made for a reason other than separation from service, death, or disability, this provision will be applied by substituting "5-year period" for "1-year period." The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date will not be taken into account.

V. If the Plan is a top-heavy plan, Matching Contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan. The preceding sentence will apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan. Matching Contributions that are used to satisfy the minimum contribution requirements will be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code section 401(m).

VI. Effective for distributions made after December 31, 2001, for purposes of the direct rollover provisions in Section 8.8, an eligible retirement plan will also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code section 414(p). No amount that is distributed on account of hardship will be an eligible rollover distribution, and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

VII. A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

VIII. The plan will accept Rollover Contributions of eligible rollover distributions made after December 31, 2001, from:




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         A.       a qualified plan described in Code section 401(a) or 403(a), excluding after-tax employee contributions;
         B.       an annuity contract described in Code section 403(b),
                  excluding after-tax employee contributions;
         C. an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

IX. The multiple use test described in Treasury Regulation section 1.401(m)-2 and Section 9.4 will not apply.

X. No participant will be permitted to have elective deferrals made under this plan, or any other qualified plan maintained by the employer during any taxable year, in excess of the dollar limitation contained in Code section 402(g) in effect for such taxable year, except to the extent permitted under Section XII of this amendment and Code section 414(v).

XI. The top-heavy requirements of Code section 416 and Section 12.3 will not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Code section 401(k)(12) and matching contributions with respect to which the requirements of Code section 401(m)(11) are met.

XII. All employees who are eligible to make elective deferrals under this plan and who have attained age 50 before the close of the Plan Year will be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v). Such catch-up contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 by reason of such catch-up contributions.

XIII. A participant who receives a distribution of elective deferrals after December 31, 2001, on account of hardship will be prohibited from making elective deferrals and employee contributions under this and all other plans of the Employer and Affiliated Organizations for 6 months after receipt of the distribution.


IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 11th day of December, 2001.

                                             CERIDIAN CORPORATION


Attest: /s/ William E. McDonald              By /s/ Shirley J. Hughes
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            Deputy Secretary                        Senior Vice President